Exhibit 99.1

Comcast Cable Systems to be Contributed to Midwest Cable, Inc.

Combined Financial Statements as of December 31, 2014 and 2013 and

for each of the Three Years in the Period Ended December 31, 2014

(Including Report of Independent Registered Public Accounting Firm)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Midwest Cable, Inc.

Philadelphia, Pennsylvania

We have audited the accompanying combined balance sheets of the Comcast Cable Systems to be Contributed to Midwest Cable, Inc. (the “Company”) as of December 31, 2014 and 2013 and the related combined statements of income, cash flows, and changes in parent company net investment for each of the three years in the period ended December 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Comcast Cable Systems to be Contributed to Midwest Cable, Inc. as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 1, the Company is an integrated business of Comcast Corporation and is not a stand-alone entity. The accompanying combined financial statements reflect the assets, liabilities, revenue, and expenses directly attributable to the Company, as well as allocations deemed reasonable by Comcast Corporation management, and do not necessarily reflect the combined financial position, results of operations, and cash flows that would have resulted had the Company been operated as a stand-alone entity during the periods presented.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

April 6, 2015

Comcast Cable Systems to be Contributed to Midwest Cable, Inc.

Combined Balance Sheet

As of December 31 (in millions)	2014	2013
Assets
Current Assets:
Cash and cash equivalents	$—	$—
Receivables (net of allowance for doubtful accounts of $17 and $18, respectively)	137	150
Programming receivables	16	14
Other current assets	12	9
Total current assets	165	173
Property and equipment, net	1,944	1,944
Franchise rights	5,561	5,561
Goodwill	1,241	1,241
Other intangible assets, net	72	78
Other noncurrent assets	2	2
Total assets	$8,985	$8,999
Liabilities and Parent Company net investment
Current Liabilities:
Accounts payable and accrued expenses related to trade creditors	$301	$283
Accrued payroll and employee benefits	65	41
Subscriber advance payments	18	18
Accrued expenses and other current liabilities	36	37
Total current liabilities	420	379
Deferred income taxes	2,843	2,842
Other noncurrent liabilities	62	54
Commitments and contingencies (See Note 8)
Parent Company net investment	5,660	5,724
Total liabilities and Parent Company net investment	$8,985	$8,999

See accompanying notes to combined financial statements.

Comcast Cable Systems to be Contributed to Midwest Cable, Inc.

Combined Statement of Income

Year ended December 31 (in millions)	2014	2013	2012
Revenue	$4,641	$4,470	$4,275
Costs and Expenses:
Programming	1,034	972	888
Other operating and administrative	1,527	1,452	1,392
Advertising, marketing and promotion	347	338	319
Shared asset usage charge	127	124	111
Depreciation	513	512	529
Amortization	19	30	42
	3,567	3,428	3,281
Operating income	1,074	1,042	994
Interest expense	(6)	(1)	(2)
Income before income taxes	1,068	1,041	992
Income tax expense	(418)	(409)	(390)
Net income	$650	$632	$602

See accompanying notes to combined financial statements.

Comcast Cable Systems to be Contributed to Midwest Cable, Inc.

Combined Statement of Cash Flows

Year ended December 31 (in millions)	2014	2013	2012
Operating Activities
Net income	$650	$632	$602
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	532	542	571
Shared asset usage charge	127	124	111
Share-based compensation	6	6	5
Deferred income taxes	1	7	(53)
Changes in operating assets and liabilities:
Change in receivables, net	13	(16)	(16)
Change in accounts payable and accrued expenses related to trade creditors	3	8	—
Change in other operating assets and liabilities	26	(1)	(2)
Net cash provided by operating activities	1,358	1,302	1,218
Investing Activities
Capital expenditures	(474)	(466)	(411)
Cash paid for intangible assets	(15)	(14)	(11)
Net cash used in investing activities	(489)	(480)	(422)
Financing Activities
Change in Parent Company net investment	(869)	(822)	(796)
Net cash used in financing activities	(869)	(822)	(796)
Increase (decrease) in cash and cash equivalents	—	—	—
Cash and cash equivalents, beginning of year	—	—	—
Cash and cash equivalents, end of year	$—	$—	$—

See accompanying notes to combined financial statements.

Comcast Cable Systems to be Contributed to Midwest Cable, Inc.

Combined Statement of Changes in Parent Company Net Investment

(in millions)	Parent Company Net Investment
Balance, January 1, 2012	$5,833
Transactions with Parent Company, net	(682)
Net income	602
Balance, December 31, 2012	5,753
Transactions with Parent Company, net	(661)
Net income	632
Balance, December 31, 2013	5,724
Transactions with Parent Company, net	(714)
Net income	650
Balance, December 31, 2014	$5,660

See accompanying notes to combined financial statements.

Comcast Cable Systems to be Contributed to Midwest Cable, Inc.

Notes to Combined Financial Statements

Note 1: Basis of Presentation

Background

On April 25, 2014, Comcast Corporation (“Comcast”) entered into an agreement with Charter Communications, Inc. (“Charter”) to satisfy its undertaking in the merger agreement with Time Warner Cable, Inc. (“TWC”) with respect to the divestiture of subscribers. Among other things, the agreement contemplates a spin-off of cable systems serving approximately 2.5 million existing Comcast video subscribers into Midwest Cable, Inc., a newly formed entity and currently a wholly owned subsidiary of Comcast (“Midwest Cable,” “SpinCo,” “we,” “us,” “our”). Midwest Cable was formed in the state of Delaware as a limited liability company in May 2014 and converted to a corporation in Delaware in September 2014. Upon consummation of the SpinCo merger (as defined below), it is expected that Midwest Cable will change its legal name to GreatLand Connections Inc.

Following the closing date of the Comcast/TWC merger, Comcast will distribute all of the shares of Midwest Cable’s common stock on a pro rata basis to holders of Comcast Class A common stock, Class A Special common stock and Class B common stock (“Comcast common stock”) as of the record date (the “spin-off”). Immediately prior to the spin-off, Comcast will contribute to Midwest Cable systems currently owned by Comcast serving approximately 2.5 million video subscribers in the Midwestern and Southeastern United States (the “SpinCo systems”), together with the related subscribers, the assets and liabilities primarily related to the SpinCo systems and certain other assets and liabilities, including certain bank debt and/or term loans that will exist at the date of the spin-off, a portion of the proceeds of which will have been distributed to Comcast prior to such contribution. In connection with such contribution and prior to the spin-off, Midwest Cable will issue notes and stock to Comcast. The consummation of the spin-off is subject to a number of closing conditions, including, among others, completion of the Comcast/TWC merger, the receipt of certain regulatory approvals, approval by Charter’s stockholders in connection with the SpinCo merger (as defined below) and certain conditions relating to the financing for the spin-off. On March 17, 2015, the stockholders of Charter approved the issuance of common stock of New Charter to shareholders of SpinCo in connection with the SpinCo merger.

Following the spin-off, Charter will reorganize such that a new publicly traded entity, New Charter, will become the parent of Charter. Another newly formed, wholly owned subsidiary of New Charter will merge with and into Midwest Cable, with Midwest Cable being the surviving entity (the “SpinCo merger”). It is intended that the spin-off, together with the related transactions described in the preceding paragraph, will qualify as a tax-free reorganization and a tax-free distribution and that the SpinCo merger will qualify as a tax-free transaction. Following consummation of the SpinCo merger, holders of Comcast common stock as of the record date will own approximately 67% of Midwest Cable’s common stock, New Charter will own the remaining approximately 33% and Comcast will have no remaining interest in Midwest Cable.

We offer a variety of video, high-speed Internet and voice services (“cable services”) over our geographically-aligned cable distribution system to residential and commercial customers located in the Midwestern and Southeastern United States. As of December 31, 2014, we served 2.5 million video customers, 2.4 million high-speed Internet customers and 1.2 million voice customers.

Basis of Presentation

We are currently part of Comcast’s Cable Communications (“Comcast Cable”) reportable segment, and our assets and liabilities consist of those that Comcast considers to be primarily related to the cable systems that comprise our operations. Comcast may also transfer certain other assets or liabilities in connection with the closing of the transactions that are not primarily related to our operations, which are not reflected in our combined balance sheet. Our operations are conducted by various indirect subsidiaries of Comcast. The accompanying combined financial statements have been derived from Comcast’s historical accounting records.

The combined statement of income includes all revenue and expenses directly attributable to our business. Expenses include costs for facilities, functions and services that we use at shared sites and costs for certain functions and services performed by centralized Comcast operations and directly charged to us based on usage. The combined statement of income also includes allocations of costs for administrative functions and services performed on our behalf by other centralized functions within Comcast. These costs were primarily allocated based on the relative proportion of our video customer relationships to total Comcast Cable video customer relationships. All of the allocations and estimates reflected in the combined financial statements are based on assumptions that management believes are reasonable. However, these allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted if we had been operated as a separate entity. Following the spin-off, we will incur costs to replace Comcast support and to allow us to function as an independent, publicly traded company. In particular, we will be required to obtain new programming arrangements, primarily through Charter, as well as through some direct relationships with programmers. See Note 3 for additional information on our allocations.

We present our operations in one reportable business segment, as management has historically evaluated our performance and allocated resources on a combined basis as a part of Comcast Cable.

Note 2: Accounting Policies

The combined financial statements are prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), which requires us to select accounting policies, including, in certain cases, industry-specific policies, and make estimates that affect the reported amount of assets, liabilities, revenue and expenses, and the related disclosure of contingent assets and contingent liabilities. Actual results could differ from these estimates. All transactions, accounts and profits between individual cable systems that comprise us have been eliminated.

We believe the judgments and related estimates for the following item are critical in the preparation of the combined financial statements:

•	valuation and impairment testing of cable franchise rights (see Note 5)

In addition, the following accounting policies are specific to the industry in which we operate:

•	customer installation revenue (see Revenue Recognition below)

•	customer installation costs (see Note 4)

Information on other accounting policies or methods related to the combined financial statements is included, where applicable, in their respective footnotes that follow. Below is a discussion of accounting policies and methods used in the combined financial statements that are not presented within other footnotes.

Revenue Recognition

We generate revenue primarily from subscriptions to cable services and from the sale of advertising. We recognize revenue from cable services as each service is provided. Customers are typically billed in advance on a monthly basis based on the services and features they receive and the type of equipment they use. We manage credit risk by screening applicants through the use of internal customer information, identification verification tools and credit bureau data. If a customer’s account is delinquent, various measures are used to collect outstanding amounts, including termination of the customer’s cable services. Since installation revenue obtained from the connection of customers to the cable systems is less than related direct selling costs, we recognize revenue as connections are completed.

As part of Comcast’s distribution agreements with cable networks, we generally receive an allocation of scheduled advertising time that is sold to local, regional and national advertisers. We recognize advertising revenue when the advertising is aired. In most cases, the available advertising units are sold by Comcast’s sales force. In some cases, Comcast works with representation firms as an extension of its sales force to sell a portion of the allocated advertising units allocated to us. Comcast also represents the advertising sales efforts of other multichannel video providers in some markets. Since Comcast is acting as the principal in these arrangements, we report the advertising that is sold as revenue and the fees paid to representation firms and multichannel video providers as other operating and administrative expenses.

Revenue earned from other sources is recognized when services are provided or events occur. Under the terms of our cable franchise agreements, we are generally required to pay to the cable franchising authority an amount based on our gross video revenue. The fees are normally passed through to the cable customers, and we classify the fees as a component of revenue with the corresponding costs included in other operating and administrative expenses. The fees recognized in revenue for 2014, 2013 and 2012 were $135 million, $139 million and $134 million, respectively.

Programming Expenses

Programming expenses are the fees paid to license the programming that is distributed to video customers. Programming is acquired for distribution to our video customers, generally under multiyear agreements that Comcast has with distributors, with rates typically based on the number of customers that receive the programming, channel positioning and the extent of distribution. From time to time, these contracts expire and programming continues to be provided under interim arrangements while the parties negotiate new contractual terms, sometimes with effective dates that affect prior periods. While payments are typically made under the prior contract’s terms, the amount of programming expenses recorded during these interim arrangements is based on estimates of the ultimate contractual terms expected to be negotiated. Differences between actual amounts determined upon resolution of negotiations and amounts recorded during these interim arrangements are recorded in the period of resolution.

Advertising Expenses

Advertising costs are expensed as incurred.

Cash and Cash Equivalents

Comcast uses a centralized approach to cash management and financing of its operations. Our cash is collected by Comcast daily, and Comcast funds our operating and investing activities as needed. Cash transfers to and from Comcast’s cash management process are reflected as a component of Parent Company net investment in the combined balance sheet. Accordingly, no cash and cash equivalents are reflected in the combined balance sheet for any of the periods presented.

Goodwill

We assess the recoverability of our goodwill annually, or more frequently whenever events or substantive changes in circumstances indicate that the carrying amount of a reporting unit may exceed its fair value. We test goodwill for impairment at the reporting unit level. The assessment of recoverability may first consider qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. A quantitative assessment is performed if the qualitative assessment results in a more-likely-than-not determination or if a qualitative assessment is not performed. The quantitative assessment considers if the carrying amount of a reporting unit exceeds its fair value, in which case an impairment charge is recorded to the extent the carrying amount of the reporting unit’s goodwill exceeds its implied fair value. Unless an impairment charge is considered material and presented separately, we recognize it as a component of amortization expense.

Asset Retirement Obligations

Certain of our cable franchise agreements and lease agreements contain provisions requiring us to restore facilities or remove property in the event that the franchise or lease agreement is not renewed. We expect to continually renew our cable franchise agreements and therefore cannot reasonably estimate any liabilities associated with such agreements. A remote possibility exists that franchise agreements could be terminated unexpectedly, which could result in us incurring significant expense in complying with restoration or removal provisions. The disposal obligations related to our properties are not material to the combined financial statements. We do not have any significant liabilities related to asset retirements recorded in the combined financial statements.

Parent Company Net Investment

Parent Company net investment in the combined balance sheet represents Comcast’s historical investment in our business, our accumulated net earnings after taxes, and the net effect of transactions with and allocations from Comcast. See Note 3 for additional information on our allocations.

Fair Value of Financial Instruments

Our financial instruments consist primarily of accounts receivable and accounts payable. The carrying values of accounts receivable and accounts payable approximate their respective fair values.

Recent Accounting Pronouncements

Revenue Recognition

In May 2014, the Financial Accounting Standards Board and the International Accounting Standards Board updated the accounting guidance related to revenue recognition. The updated accounting guidance provides a single, contract-based revenue recognition model to help improve financial reporting by providing clearer guidance on when an entity should recognize revenue, and by reducing the number of standards to which entities have to refer. The updated accounting guidance will be effective for us on January 1, 2017, and early adoption is not permitted. The updated accounting guidance provides companies with alternative methods of adoption. We are currently in the process of determining the impact that the updated accounting guidance will have on our combined financial statements and our method of adoption.

Note 3: Related Party Transactions

Shared Asset Usage Charge

We share certain operating and administrative sites with Comcast, such as its national backbone. These shared assets are not included in the combined balance sheet; however, the shared asset usage charge represents the depreciation of these sites that has been allocated to us based on our relative usage of the respective facilities.

Shared Services and Other Allocated Costs

The combined financial statements include transactions involving shared services (including expenses primarily related to personnel, logistics, advertising and marketing, other overhead functions, IT support, and network communications support) and certain corporate administrative services (including charges for services such as accounting matters, investor relations, tax, treasury and cash management, insurance, legal, and risk management) that were provided to us by Comcast. These allocated costs are included in other operating and administrative expenses and advertising, marketing and promotion costs in the combined statement of income, and are presented in the combined balance sheet as a component of Parent Company net investment. These costs were primarily allocated based on the relative proportion of our video customer relationships to those of Comcast Cable and represent management’s reasonable estimate of the costs incurred. However, these amounts are not necessarily representative of the costs required for us to operate as an independent, publicly traded company.

Amounts recorded in other operating and administrative expenses for these services in 2014, 2013, and 2012 were $242 million, $176 million and $168 million, respectively. The 2014 amounts include $52 million of transaction related costs. Amounts recorded in advertising, marketing and promotion costs for these services in 2014, 2013, and 2012 were $108 million, $99 million and $92 million, respectively.

Transactions with NBCUniversal and Other Affiliates

We enter into transactions in the ordinary course of our operations, including purchases of programming and purchases and sales of advertising, with NBCUniversal Media, LLC (“NBCUniversal”), a consolidated subsidiary of Comcast, and other affiliates of Comcast. The following tables present transactions with NBCUniversal and its consolidated subsidiaries and other affiliates of Comcast that are included in the combined financial statements.

Combined Balance Sheet

December 31 (in millions)	2014	2013
Receivables, net	$26	$26
Accounts payable and accrued expenses related to trade creditors	25	25

Combined Statement of Income

Year Ended December 31 (in millions)	2014	2013	2012
Revenue	$86	$61	$86
Costs and Expenses:
Programming	132	137	146
Other operating and administrative	10	8	9
Advertising, marketing and promotion	7	4	4

Note 4: Property and Equipment

December 31 (in millions)	Weighted-Average Original Useful Life as of December 31, 2014	2014	2013
Cable distribution system	11 years	$3,236	$3,164
Customer premise equipment	6 years	2,778	2,738
Other equipment	5 years	201	203
Buildings and leasehold improvements	18 years	154	154
Land	N/A	16	16
Property and equipment, at cost		6,385	6,275
Less: Accumulated depreciation		(4,441)	(4,331)
Property and equipment, net		$1,944	$1,944

Property and equipment are stated at cost. We capitalize improvements that extend asset lives and expense repairs and maintenance costs as incurred. We record depreciation using the straight-line method over the asset’s estimated useful life. For assets that are sold or retired, we remove the applicable cost and accumulated depreciation and, unless the gain or loss on disposition is considered material and presented separately, we recognize it as a component of depreciation expense.

We capitalize the costs associated with the construction of and improvements to our cable transmission and distribution facilities, costs associated with acquiring and deploying new customer premise equipment, and costs associated with installation of our services in accordance with accounting guidance related to cable television companies. Costs capitalized include all direct labor and materials, as well as various indirect costs. All costs incurred in connection with subsequent disconnects and reconnects are expensed as they are incurred. As a result of Comcast’s centralized operations, certain property and equipment, such as cable distribution system infrastructure, has been included in the combined financial statements based on allocations from Comcast using certain proportionate estimates, including plant miles.

We evaluate the recoverability of our property and equipment whenever events or substantive changes in circumstances indicate that the carrying amount may not be recoverable. The evaluation is based on the cash flows generated by the underlying asset groups, including estimated future operating results, trends or other determinants of fair value. If the total of the expected future undiscounted cash flows were less than the carrying amount of the asset group, we would recognize an impairment charge to the extent the carrying amount of the asset group exceeded its estimated fair value. Unless an impairment charge is considered material and presented separately, we recognize it as a component of depreciation expense. We have not recognized any impairment charges for 2014, 2013 and 2012.

Note 5: Intangible Assets

		2014		2013
December 31 (in millions)	Weighted-Average Original Useful Life as of December 31, 2014	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Indefinite-Lived Intangible Assets:
Franchise rights	N/A	$5,561		$5,561
Finite-Lived Intangible Assets:
Cable franchise renewal costs and contractual operating rights	10 years	184	$(116)	197	$(124)
Software	5 years	9	(7)	21	(18)
Customer relationships	7 years	4	(3)	4	(3)
Other agreements and rights	10 years	3	(2)	4	(3)
Total		$5,761	$(128)	$5,787	$(148)

Indefinite-Lived Intangible Assets

Indefinite-lived intangible assets consist of our cable franchise rights. Our cable franchise rights represent the values we attributed to agreements with state and local authorities that allow access to homes and businesses in cable service areas acquired in business combinations. We do not amortize our cable franchise rights because we have determined that they meet the definition of indefinite-lived intangible assets since there are no legal, regulatory, contractual, competitive, economic or other factors that limit the period over which these rights will contribute to our cash flows. We reassess this determination periodically or whenever events or substantive changes in circumstances occur. Costs we incur in negotiating and renewing cable franchise agreements are included in other intangible assets and are generally amortized on a straight-line basis over the term of the franchise agreement.

We assess the recoverability of our cable franchise rights annually, or more frequently whenever events or substantive changes in circumstances indicate that the assets might be impaired. The assessment of recoverability may first consider qualitative factors to determine whether it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying amount. A quantitative assessment is performed if the qualitative assessment results in a more-likely-than-not determination or if a qualitative assessment is not performed. When performing a quantitative assessment, we estimate the fair value of our cable franchise rights primarily based on a discounted cash flow analysis that involves significant judgment. When analyzing the fair values indicated under the discounted cash flow models, we also consider multiples of operating income before depreciation and amortization generated by the underlying assets, current market transactions, and profitability information. If the fair value of our cable franchise rights were less than the carrying amount, we would recognize an impairment charge for the difference between the estimated fair value and the carrying value of the assets. Unless presented separately, the impairment charge is included as a component of amortization expense. We have not recognized any impairment charges for 2014, 2013 and 2012.

Finite-Lived Intangible Assets

Estimated Amortization Expense of Finite-Lived Intangibles

(in millions)
2015	$16
2016	$13
2017	$11
2018	$9
2019	$8

Finite-lived intangible assets are subject to amortization and consist primarily of cable franchise renewal costs and software. Our finite-lived intangible assets are amortized primarily on a straight-line basis over their estimated useful life or the term of the respective agreement.

We capitalize direct development costs associated with internal-use software, including external direct costs of material and services and payroll costs for employees devoting time to these software projects. We also capitalize costs associated with the purchase of software licenses. We include these costs in other intangible assets and amortize them on a straight-line basis over a period not to exceed five years. We expense maintenance and training costs, as well as costs incurred during the preliminary stage of a project, as they are incurred. We capitalize initial operating system software costs and amortize them over the life of the associated hardware.

We evaluate the recoverability of our intangible assets subject to amortization whenever events or substantive changes in circumstances indicate that the carrying amount may not be recoverable. The evaluation is based on the cash flows generated by the underlying asset groups, including estimated future operating results, trends or other determinants of fair value. If the total of the expected future undiscounted cash flows were less than the carrying amount of the asset group, we would recognize an impairment charge to the extent the carrying amount of the asset group exceeded its estimated fair value. Unless presented separately, the impairment charge is included as a component of amortization expense. We have not recognized any impairment charges for 2014, 2013 and 2012.

Note 6: Employee Compensation and Benefit Plans

Postretirement Benefit Plans

Certain of our employees have historically participated in the Comcast Postretirement Healthcare Stipend Program (the “stipend plan”). The stipend plan is an unfunded postretirement plan that provides an annual stipend for reimbursement of healthcare costs to each eligible employee based on years of service. Under the stipend plan, we are not exposed to the increasing costs of healthcare because the benefits are fixed at a predetermined amount.

The expense reflected in the combined statement of income related to our employees’ participation in the stipend plan is actuarially determined using certain Comcast-directed assumptions, including the discount rate. For 2014, 2013 and 2012, we recorded expenses of $3 million each year.

As of December 31, 2014 and 2013, our share of Comcast’s unfunded liability associated with the stipend plan was $39 million and $27 million, respectively.

Deferred Compensation Plans

Comcast maintains unfunded, nonqualified deferred compensation plans for certain members of management (each, a “participant”). The amount of compensation deferred by each participant is based on participant elections. Participant accounts are credited with income primarily based on a fixed annual rate. The related expense was not material to the combined statement of income for all periods presented. Participants are eligible to receive distributions of the amounts credited to their account based on elected deferral periods that are consistent with the plans and applicable tax law.

Certain of our employees have historically participated in the deferred compensation plans sponsored by Comcast. As of December 31, 2014 and 2013, our benefit obligation related to these plans was $4 million and $2 million, respectively.

Retirement Investment Plans

Comcast sponsors several 401(k) defined contribution retirement plans that allow eligible employees to contribute a portion of their compensation through payroll deductions in accordance with specified plan guidelines. Comcast makes contributions to the plans that include matching a percentage of the employees’ contributions up to certain limits. Certain of our employees have historically participated in the plans. In 2014, 2013 and 2012, the combined statement of income included amounts charged for the defined contribution retirement plans totaling $18 million, $15 million and $14 million, respectively.

Share-Based Compensation

Comcast maintains various programs that allow for the grant of share-based compensation to Comcast’s officers, directors, and certain employees, including some of our employees. Comcast Class A common stock underlies all awards granted under these programs. Accordingly, the amounts presented are not necessarily indicative of our future performance and do not necessarily reflect the results that we would have experienced as an independent, publicly traded company for the periods presented.

The expense reflected in the combined statement of income related to share-based compensation is based on the estimated fair value of our employees’ awards at the date of grant and is recognized over the period in which any related services are provided. Amounts recognized for share-based compensation for 2014, 2013 and 2012 totaled $6 million, $6 million and $5 million, respectively.

Note 7: Income Taxes

Our operations have historically been included in Comcast’s U.S. federal and certain state tax returns. Income taxes as presented are calculated as if we were a separate corporation that filed separate income tax returns. We believe the assumptions underlying the calculation of income taxes on a separate return basis are reasonable. However, income tax expense and liabilities as presented in these combined financial statements do not necessarily reflect the results that we would have reported as an independent, publicly traded company for the periods presented.

Current income tax expense is offset by a corresponding change in Parent Company net investment on the combined balance sheet.

Components of Income Tax Expense

Year ended December 31 (in millions)	2014	2013	2012
Current expense (benefit):
Federal	$344	$333	$367
State	73	69	76
	417	402	443
Deferred expense (benefit):
Federal	—	2	(48)
State	1	5	(5)
	1	7	(53)
Income tax expense	$418	$409	$390

Our effective income tax rates in 2014, 2013 and 2012 were 39.1%, 39.3% and 39.3%, respectively. Our effective tax rate differs from the federal statutory amount primarily due to the impact of state income taxes, net of federal benefits received.

We base our provision for income taxes on our current period income, changes in our deferred income tax assets and liabilities, income tax rates, and tax planning opportunities that would be available to us on a separate company basis in the jurisdictions in which we operate. We recognize deferred tax assets and liabilities when there are temporary differences between the financial reporting basis and tax basis of our assets and liabilities. When a change in the tax rate or tax law has an impact on deferred taxes, we apply the change based on the years in which the temporary differences are expected to reverse. We record the change in the combined financial statements in the period of enactment. As of December 31, 2014 and 2013, we had not recognized any loss carryforward or valuation allowances. The determination of the realization of future loss carryforwards would be dependent on our taxable income or loss, apportionment percentages, and state laws that can change from year to year and impact the amount of such carryforwards. We would recognize a valuation allowance if we were to determine it is more likely than not that some portion, or all, of a deferred tax asset will not be realized.

Our deferred tax assets were not material. We have assessed the nature of the deferred tax assets and have determined that no valuation allowance is necessary. Our net deferred tax liability is primarily attributable to differences between our book and tax basis of property and equipment and intangible assets. As of December 31, 2014 and 2013, our net deferred tax liability for both periods included $2.2 billion related to cable franchise rights that will remain unchanged unless we recognize an impairment or dispose of a cable franchise, and approximately $600 million related to property and equipment.

Uncertain Tax Positions

We have not recorded any liabilities for uncertain tax positions. We determined that, after completion of the spin-off, Comcast would be considered the primary obligor of substantially all income tax deficiencies attributable to us for periods prior to the spin-off. In the event that, subsequent to the spin-off, an income tax deficiency is asserted against us attributable to a period prior to the spin-off, we would be indemnified under a tax matters agreement between us and Comcast.

Note 8: Commitments and Contingencies

Commitments

The table below summarizes our minimum annual rental commitments for office space and equipment under operating leases.

As of December 31, 2014 (in millions)	Operating Leases
2015	$10
2016	$9
2017	$8
2018	$7
2019	$5
Thereafter	$16

The table below presents our rent expense charged to operations.

Year ended December 31 (in millions)	2014	2013	2012
Rent expense	$29	$26	$27

Contingencies

In June 2010, the City of Detroit (the “City”) initiated an action against us in the U.S. District Court for the Eastern District of Michigan in which the City sought a ruling that certain aspects of the Michigan Uniform Video Services Local Franchise Act were unlawful under the Federal Cable Communications Policy Act of 1984 and the Constitution of the State of Michigan. The City also sought declaratory relief as to our applicable cable franchise obligations and monetary relief for our alleged non-compliance. We appealed the U.S. District Court’s ruling on summary judgment in favor of the City to the U.S. Court of Appeals for the Sixth Circuit in July 2013, and in October 2014 we resolved this action through mediation with the City. As a result of the resolution of this action, we recorded $16 million in other operating and administrative expenses and $6 million in interest expense in 2014.

We are subject to other legal proceedings and claims that arise in the ordinary course of our business. While the amount of ultimate liability with respect to such actions is not expected to materially affect our results of operations, cash flows or financial position, any litigation resulting from any such legal proceedings or claims could be time consuming and injure our reputation.

Note 9: Supplemental Financial Information

For 2014, 2013 and 2012, our revenue was derived from the following sources:

(in millions)	2014	2013	2012
Residential:
Video	$2,211	$2,203	$2,137
High-speed Internet	1,212	1,125	1,052
Voice	375	380	387
Commercial services	379	320	253
Advertising	265	237	257
Other	199	205	189
Total	$4,641	$4,470	$4,275

Subsequent Events

We have evaluated all subsequent event activity through April 6, 2015, which is the issue date of these combined financial statements, and concluded that no subsequent events have occurred that would require recognition in the combined financial statements or disclosure in the notes to the combined financial statements.